Exhibit (4.16)

NOTE PURCHASE AGREEMENT

This Note Purchase Agreement (this “Agreement”), dated as of February 24, 2010, is entered into by and among Eastman Kodak Company, a New Jersey corporation (the “Purchaser”), 8 North America Investor (Cayman) Limited, a Cayman Islands exempted limited company (“8NAI”), OPERF Co-Investment LLC, a Delaware limited liability company (“OPERF”), and KKR Jet Stream (Ireland) Corporation, an Ireland corporation (“Jet Stream Ireland” and together with 8NAI and OPERF, collectively, the “Sellers” and each a “Seller”).

RECITAL

WHEREAS, on September 29, 2009, 8NAI, OPERF and KKR Jet Stream (Cayman) Limited (“Jet Stream Cayman”, and together with 8NAI and OPERF, the “Original Investors”), pursuant to (i) that certain Note and Warrant Purchase Agreement, dated as of September 16, 2009, between the Purchaser, Jet Stream Cayman, and Kohlberg Kravis & Roberts & Co. L.P. (“KKR”) (with respect to specified provisions) (the “Purchase Agreement”), (ii) that certain Assignment and Assumption Agreement, dated as of September 29, 2009, among the Original Investors and KKR Jet Stream LLC, a Delaware limited liability company (“Jet Stream”) (the “Assignment Agreement”) and (iii) that certain Joinder Agreement, dated as of September 29, 2009, among the Original Investors, Jet Stream and the Purchaser (the “Joinder Agreement”), purchased $300,000,000 principal amount of the Purchaser’s 10.50% Senior Secured Notes due 2017 (the “Notes”);

WHEREAS, the Notes initially held by Jet Stream Cayman were transferred to Jet Stream Ireland on October 16, 2009;

WHEREAS, each Seller holds the principal amount of Notes set forth opposite each such Seller’s name on Schedule A hereto, and each Seller desires to sell the Notes held by such Seller to the Purchaser on the terms and conditions set forth herein; and

WHEREAS, the Purchaser desires to purchase all outstanding Notes from the Sellers on the terms and conditions set forth herein.

AGREEMENT

NOW THEREFORE, in consideration of the premises and mutual agreements contained herein, the parties agree as follows:

1.           Purchase of the Notes.  Subject to the conditions set forth herein, on the Closing Date (as defined below) each Seller hereby agrees to sell to the Purchaser, and the Purchaser hereby agrees to purchase from each such Seller, all of the Notes held by each such Seller as set forth on Schedule A hereto, at the purchase price to be determined by the parties by mutual agreement (the “Purchase Price”).

2.           Closing.

(a)           The closing of the purchase of the Notes contemplated hereby is expressly conditioned upon the closing of the issuance by the Purchaser of at least $300,000,000 aggregate principal amount of senior secured notes (the “High Yield Offering”).  In the event that (a) the price at which the Notes will be purchased hereunder shall not have been agreed to by the parties by 9:00 a.m. E.S.T. on February 24, 2010, (b) Purchaser has not entered into a customary purchase agreement with respect to the High Yield Offering by 9:00 p.m. E.S.T. on February 25, 2010, (c) any of the conditions to the purchase agreement becomes impossible to satisfy (in the reasonable judgment of the Purchaser) without waiver from the party entitled thereto, or (d) the closing of the High Yield Offering does not occur by 5:00 p.m. E.S.T. on March 11, 2010, this Agreement shall immediately terminate, the Purchaser shall have no further obligation to purchase the Notes hereunder, and the Sellers shall have no further obligation to sell the Notes hereunder.  Unless this Agreement is so terminated, the closing of the purchase of the Notes contemplated hereby shall take place simultaneously with the closing of the High Yield Offering.  The date the closing of the purchase of the Notes occurs is referred to herein as the “Closing Date”.

(b) On the Closing Date, the Purchaser will cause the Purchase Price payable to each Seller to be paid by wire transfer of immediately available funds pursuant to wire instructions provided in writing to the Purchaser prior to the Closing Date. Immediately upon receipt of the aggregate Purchase Price, the Sellers shall effect the transfer of the Notes in accordance with the procedures of the Depository Trust Company and shall deliver a receipt of payment to the Purchaser. For the avoidance of doubt, each Seller shall cease to own any Notes upon the settlement of such transfer and the Purchaser shall be entitled to instruct the appropriate parties immediately thereafter to terminate the indenture governing the Notes and the security documents related thereto.

3.           Representations of the Purchaser.  The Purchaser represents and warrants to each Seller on the date hereof and as of the Closing Date that:

(a)           The Purchaser is duly organized and validly existing under the laws of the jurisdiction of its organization and has all requisite power and authority to enter into and perform its obligations under this Agreement.

(b)           The execution, delivery and performance of this Agreement has been duly authorized by all necessary action on the part of the Purchaser, and this Agreement is a valid and binding obligation of Purchaser, enforceable against it in accordance with its terms, except as enforceability may be affected by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting enforcement of creditors’ rights generally and by general principles of equity.  Purchaser has the full right, power, legal capacity and authority to purchase the Notes and to enter into and perform its obligations under this Agreement.

(c)           The execution, delivery and performance of this Agreement will not conflict with, violate or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both would constitute a default) under, or result in the termination of or accelerate the performance required by, or result in a right of termination or acceleration under, (A) any provision of the organizational or governing documents of the Purchaser or (B) any mortgage, note, indenture, deed of trust, lease, loan agreement or other agreement or instrument or any permit, concession, grant, franchise, license, judgment, order, decree, ruling, injunction, statute, law, ordinance, rule or regulation applicable to the Purchaser or any of its properties or assets, other than any such conflict, violation, breach, default, termination and acceleration under clause (B) that would not reasonably be expected to adversely impact the ability of the Purchaser to consummate the transactions contemplated hereby.

(d)           No material consent, approval, order or authorization of, or material registration, declaration or filing with, any governmental entity is required on the part of the Purchaser in connection with the execution, delivery and performance by it of this Agreement and the consummation by the Purchaser of the transactions contemplated hereby.

4.           Representations of the Sellers.  Each Seller represents and warrants to the Purchaser on that date hereof and as of the Closing Date that:

(a)           Such Seller is duly organized and validly existing under the laws of the jurisdiction of its organization and has all requisite power and authority to enter into and perform its obligations under this Agreement.

(b)           The execution, delivery and performance of this Agreement has been duly authorized by all necessary action on the part of such Seller, and this Agreement is a valid and binding obligation of such Seller, enforceable against it in accordance with its terms, except as enforceability may be affected by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting enforcement of creditors’ rights generally and by general principles of equity.  Such Seller has the full right, power, legal capacity and authority to sell and transfer the Notes and to enter into and perform its obligations under this Agreement.

(c)           The execution, delivery and performance of this Agreement will not conflict with, violate or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both would constitute a default) under, or result in the termination of or accelerate the performance required by, or result in a right of termination or acceleration under, (A) any provision of the organizational or governing documents of such Seller or (B) any mortgage, note, indenture, deed of trust, lease, loan agreement or other agreement or instrument or any permit, concession, grant, franchise, license, judgment, order, decree, ruling, injunction, statute, law, ordinance, rule or regulation applicable to such Seller or any of its properties or assets, other than any such conflict, violation, breach, default, termination and acceleration under clause (B) that would not reasonably be expected to adversely impact the ability of such Seller to consummate the transactions contemplated hereby.

(d)           No material consent, approval, order or authorization of, or material registration, declaration or filing with, any governmental entity is required on the part of such Seller in connection with the execution, delivery and performance by it of this Agreement and the consummation by such Seller of the transactions contemplated hereby.

(e)           Such Seller owns the principal amount of the Notes set forth opposite its name on Schedule A hereto and has the absolute and unrestricted right, power and authority to sell, transfer and assign the Notes held by it to the Purchaser pursuant to this Agreement, in each case free and clear of any liens, claims, pledges, options, rights of first offer, rights of first refusal or other encumbrances (collectively, “Liens”).  Upon consummation of the purchase and sale of the Notes as provided in this Agreement, the Purchaser shall receive good and marketable title to the Notes, free and clear of any Liens, other than any Liens created by the Purchaser.

5.           No Transfer.  Unless and until this Agreement is terminated in accordance with its terms, each Seller agrees not to convey, sell, assign, or otherwise transfer any Notes held by it, other than to Purchaser as contemplated by this Agreement.

6. Specific Enforcement.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or was otherwise breached.  It is accordingly agreed that in addition to any other available remedy, the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to

7. enforce specifically the terms and provisions of this Agreement.  Each party irrevocably waives any defenses based on adequacy of any other remedy, whether at law or in equity, that might be asserted as a bar to the remedy of specific performance of any of the terms or provisions of this Agreement or injunctive relief in any action brought therefor.

8. Publicity.  The parties agree to keep the subject matter of this Agreement confidential and no written public release or public announcement concerning the matters contemplated hereby shall be issued by any party without the prior written consent of the other party (which consent shall not be unreasonably withheld), except (i) for any disclosure reasonably necessary in connection with (A) the High Yield Offering, (B) the Purchaser’s tender offer for its 7.25% Senior Notes due 2013 (the “Tender Offer”), or (C) any amendment of the Purchaser’s credit facilities relating to the High Yield Offering, the transactions contemplated hereby or the Tender Offer, or (ii) as such release or announcement may be required by law or the rules or regulations of any securities exchange, in which case the party required to make the release or announcement shall, to the extent reasonably practicable, allow the other party reasonable time to comment on such release or announcement in advance of such issuance.  The provisions of this paragraph shall not restrict the ability of a party to summarize or describe the transactions contemplated by this Agreement in any required report, prospectus or other similar document so long as the other party is provided a reasonable opportunity to review such disclosure in advance.

9. Entire Agreement.  This Agreement and any subsequent written correspondence between the parties relating to the setting of the purchase price of the Notes constitute the entire agreement between the parties hereto pertaining to the subject matter hereof, and supersede all other prior agreements and understandings, both oral and written, between the parties, with respect to the subject matter hereof.

9.           Expenses.  All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs or expenses; provided, that, the Purchaser agrees to reimburse the reasonable fees and expenses of outside legal counsel of the Sellers and their affiliates directly arising out of the negotiation of this Agreement and the consummation of the transactions specifically contemplated hereby.

10.           Miscellaneous. This Agreement (i) may be amended only by written agreement between the Purchaser and Sellers holding a majority in principal amount of Notes; (ii) shall be governed by and construed under the laws of the State of New York, without regard to its rules governing conflicts of laws; (iii) may be executed in counterparts, each of which shall be deemed an original; and (iv) may not be assigned, nor may the rights or obligations hereunder be transferred, without the consent of the Purchaser and Sellers holding a majority in principal amount of Notes.  The parties hereto agree to execute any additional documents necessary to carry out the purposes of this Agreement.  Any party’s failure to enforce any provision or provisions of this Agreement shall not in any way be construed as a waiver of any such provision or provisions, nor prevent that party thereafter from enforcing each and every other provision of this Agreement.  The rights granted herein are cumulative and shall not constitute a waiver of any party’s right to assert all other legal remedies available to it under the circumstances.  In the event one or more of the provisions of this Agreement should, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.  Each party hereto acknowledges and agrees that it has been represented, or had the opportunity to be represented, by independent counsel of its own choosing and that it has had the full right and opportunity to consult with its respective attorney(s), that to the extent, if any, that it desired, it availed itself of this right and opportunity, that it or its authorized officers (as the case may be) have carefully read and fully understand this Agreement in its entirety and have had it fully explained to them by such party’s respective counsel, that each is fully aware of the contents thereof and their meaning, intent and legal effect (including with respect to tax matters), and that it or its authorized officer (as the case may be) is competent to execute this Agreement and has executed this Agreement free from coercion, duress or undue influence.  If an ambiguity or question of intent or interpretation arises, then this Agreement will be construed as if drafted jointly by the parties to this Agreement, and no presumption or burden of proof will arise favoring or disfavoring any party to this Agreement by virtue of the authorship of any of the provisions of this Agreement.

(Signature Page Follows)

The parties hereto have executed this Note Purchase Agreement as of the day and year first set forth above.

EASTMAN KODAK COMPANY

By:           /s/ Joyce P. Haag
Name:      Joyce P. Haag
Title:        Sr. VP and General Counsel

SELLERS:
8 NORTH AMERICA INVESTOR (CAYMAN) LIMITED
By: /s/ William Janetschek
Name: William Janetschek
Title: Director

OPERF CO-INVESTMENT LLC By: KKR Associates 2006 L.P., its general manager By: KKR 2006 GP LLC, its general partner
By: /s/ William Janetschek
Name: William Janetschek
Title: Director

KKR JET STREAM (IRELAND) CORPORATION
By: /s/ William Janetschek
Name: William Janetschek
Title: Director

SCHEDULE A

Name of Seller	Principal Amount of Notes Beneficially Owned
KKR Jet Stream (Ireland) Corporation	$279,728,000
8 North America Investor (Cayman) Limited	15,064,000
OPERF Co-Investment LLC	5,208,000
Total	$300,000,000